Natus Appoints Leslie McDonnell as Vice President and General Manager of its Newborn Care Business Unit

PLEASANTON, Calif. (January 5, 2018) - Natus Medical Incorporated (NASDAQ: BABY) today announced it has named Leslie McDonnell as Vice President and General Manager of its Newborn Care Business Unit.

Ms. McDonnell will report to Jim Hawkins, Chief Executive Officer, and will be responsible for leading and expanding Natus’ newborn care business.

She has over 20 years of experience in the medical device industry, including business unit management, marketing and business development roles at 3M Healthcare and Medtronic Inc. Most recently, she served as Global Business Vice-President, Critical & Chronic Care Solutions at 3M Healthcare.

“Leslie’s experience in leading and growing medical device businesses will help drive growth and profitability in our newborn care business unit,” said Jim Hawkins. “Leslie has a strong track record at major medical device companies and we are excited to add her to our executive team.”

“Leslie will take over the role from Jonathan Kennedy, Natus’ Chief Financial Officer, who has led the business unit since April 2017 during our search for a permanent leader,” continued Mr. Hawkins. “I’d like to thank Jonathan for his interim leadership of the business unit. Under his leadership, we have made substantial progress in building a stronger business and meeting our compliance goals.”

Ms. McDonnell holds a bachelor's degree and an MBA from the University of Minnesota.

Ms. McDonnell is expected to join Natus on February 12, 2018.

About Natus Medical

Natus is a leading provider of healthcare products and services used in the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, neurosurgery, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

COMPANY CONTACT:
Natus Medical Incorporated
Jonathan A. Kennedy
Executive Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com